EXHIBIT 99.1



     John D. Milton, Jr.              		904/355-1781, Ext. 258
     Executive Vice President, Treasurer & CFO


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FLORIDA ROCK INDUSTRIES, INC. ANNOUNCES AN AGREEMENT TO PURCHASE
THE STOCK OF LAFARGE FLORIDA INC., A SUBSIDIARY OF LAFARGE NORTH
AMERICA INC.

JACKSONVILLE, FLORIDA: JULY 3, 2003 - FLORIDA ROCK INDUSTRIES, INC. (NYSE - FRK) (the "Company")

Florida Rock Industries, Inc. today announced that it has agreed to purchase the stock of Lafarge Florida Inc., a subsidiary of Lafarge North America Inc., which owns and operates a cement import terminal and grinding and processing facility in Tampa, Florida and operates a cement clinker import, and grinding facility on leased premises in Port Manatee, Florida. The announced purchase price is approximately $122,000,000 and is subject to adjustment at closing for increases or decreases in working capital. The agreement also preserves the continuation of an existing supply arrangement.

The transaction, which is subject to usual conditions of closing including compliance with the Hart-Scott-Rodino Act, is expected to close during the Company's fourth quarter ending September 30, 2003.

While audited financials are not available for the Lafarge Florida subsidiary, 2001 and 2002 calendar period revenues for the operations to be acquired were approximately $87,000,000 and $89,000,000, respectively. Total product volumes for the two operations were approximately 1,200,000 tons for 2002.

Commenting on the acquisition, Chief Executive Officer, John D. Baker, II, stated that, "These operations will complement our existing operations in Florida. We are quite pleased to have this excellent opportunity to deploy our available capital and we anticipate that it will be immediately accretive to our earnings. These assets are well run and we welcome these very talented people of Lafarge Florida to the Florida Rock team."

McGuireWoods LLP is acting as legal advisors to the Company in connection with the acquisition.

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The Company will host a conference call at 10:00 a.m. E.D.T. on
Tuesday, July 8, 2003 to discuss the acquisition and its potential impact on the Company. Information for access to the conference call will be provided in a separate press release.

Florida Rock Industries, Inc. is one of the nation's leading producers of construction aggregates, a major provider of ready-mixed concrete and concrete products in the Southeastern and Mid-Atlantic States and a significant supplier of cement in Florida and Georgia.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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